Exhibit 99.(h)(2)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT, made as of the 1st day of April 2013, and to have an effective date on or about July 1, 2013, (the “Effective Date”), is by and between each of the entities individually and not jointly, as listed on Schedule A, having their principal office and place of business at 522 Fifth Avenue, New York, New York 10036 (collectively, the “Funds” and individually, the “Fund”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953 (the “Transfer Agent”).

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Terms of Appointment and Duties

1.1                   Transfer Agency Services.  Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each class of each Fund’s now or hereafter authorized and issued shares (“Shares”), dividend disbursing agent and shareholder servicing agent in connection with any dividend reinvestment, accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”) as set out in the currently effective prospectus and Statement of Additional Information (the “prospectus”) of each Fund as provided to the Transfer Agent by each Fund, including without limitation any periodic investment plan or periodic withdrawal program.  In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds (the “Procedures”) and the Service Levels (defined below) to be established by the parties, in each case with such changes or deviations therefrom as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services (all such services referred to herein as the “Services”):

(a)         Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)         Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the assets of the Fund (the “Custodian”) and assist the Fund’s administrator with the calculation and payment of commissions and distribution and shareholder servicing fees to dealers related to such orders;

(c)          Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in book entry form in the appropriate Shareholder account;

(d)         Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)          In respect to items (b) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

(f)           At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g)          Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)         Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

(i)             If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(j)            If applicable, issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost.

Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

(k)         Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(l)             Record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding.  The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders.  With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation.  E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent.  The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(n)                                 Open, maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions.  The Transfer Agent may maintain such accounts at State Street Bank and Trust Company;

(o)                                 Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

(p)                                 Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

(q)         Other Customary Services.  Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent in connection with dividend reinvestment, accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; arranging for mailing of Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(r)            Control Book (also known as “Super Sheet”).  Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 a.m. Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(s)           “Blue Sky” Reporting.  The Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable.  The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor.  The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country.  The responsibility of the Transfer Agent for the Fund’s blue sky registration status under the securities laws of any state is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring;

(t)            National Securities Clearing Corporation (the “NSCC”).  (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent;  (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(u)  Performance of Certain Services by the Fund or Affiliates or Agents.  New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent.

(v) Anti-Money Laundering (“AML”) Delegation.  In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”).  If the Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.1(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.

(w) Call Center Services.  Upon request of the Fund, answer telephone inquiries from 8:00 a.m. to 6:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading.  These services do not apply to, nor will the Transfer Agent be responsible for, calls originating from the Morgan Stanley Institutional Liquidity Fund’s Call Center.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include, but are not limited to, requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests.

(x)                                 Short Term Trader.  Upon request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time.  The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities except as otherwise set forth in Section 1.2(y) below.

(y)                                 Omnibus Transparency Services.  Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2).  The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.1(y)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties.

(z)                                   Escheatment, Orders, Etc.  If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

(aa)                          Commencing on the execution of this Agreement, the Transfer Agent and the funds shall jointly undertake to document and define the tasks, methods, procedures, acceptance testing requirements, parallel running plans, and anticipated timing of the steps necessary to enable the Transfer Agent to commence the provision of the Services. All acceptance tests shall be completed to the Funds’ satisfaction prior to the commencement of the provision of the Services.

(bb)                          Service Levels/Monthly Reviews.  The parties agree to work to together in good faith to develop written service level standards for certain services provided by the Transfer Agent under this Agreement (the “Service Levels”).  Once mutually agreed upon, such Service Levels shall be added as a schedule to this Agreement by amendment.  Unless otherwise agreed by the parties hereto or instructed by the Funds, the parties will conduct monthly service level reviews, which shall include a review of Transfer Agent’s performance of the Services against the Service Levels for the previous month, once such Services Levels have been established by the parties.  The monthly service level reviews will be conducted by representatives of the Parties either in person or by phone.

1.2                   Fiduciary Accounts.  With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.3                   Site Visits and Inspections; Regulatory Examinations.  During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s Services for the Fund under or pursuant to this Agreement.  Any non-routine expenses due to such inspections shall be the responsibility of the Fund (including, but not limited to, retrieving stored materials, and non-standard reporting) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year.  In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients.  The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent.  The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority.  The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities.  The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense following the Fund’s review and approval, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement, (iii) the premises of the Transfer Agent and (iv) any other Fund information requested by such governmental regulator.

1.4                   Tax-related support.  The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for Shareholders, the Transfer Agent will not make any judgments or exercise any discretion.  The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a “tax return preparer” as defined in the Code.  The Fund will provide comprehensive instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding Internal Revenue Service (“IRS”) notices and other requests.

2.              Third Party Administrators for Defined Contribution Plans

2.1       The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Code and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2                   In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a)  Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;

(b)  Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c)  Perform all Services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

2.3                   Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)  Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b)  Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c)  Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

3.                                      Fees and Expenses

3.1                   Fee Schedule.  For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule (“Schedule 3.1”).  Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.  The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with Services then being provided by the Transfer Agent under this Agreement.  The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement.  In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

3.2                   Reimbursable Expenses.  In addition to the fees paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for reimbursable expenses, including but not limited to special mailings, postage, and other expenses incurred at the direction of the Fund or with advance written approval of the Fund.

3.3                   Increases.  The fees and charges set forth on Schedule 3.1 will be increased in accordance with Section 3.5 below.  The fees and charges set forth on Schedule 3.1 may be increased; (i) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement result in extraordinary increases to the Transfer Agent’s ongoing costs to provide the affected service or function; or (ii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system which the Fund chooses to implement.  If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to this Section 3.3, the parties shall confer, diligently and in good faith, to agree upon a new fee to cover new fund feature.

3.4                   Invoices.  The Fund agrees to pay all fees and reimbursable expenses within sixty (60) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute.  If no agreement is reached after good faith discussion between the parties within sixty (60) days of the due date of the relevant invoice, then such disputed amounts shall be settled as may be required by law or legal process.

3.5                   Cost of Living Adjustment.  After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on the then current fee increased by the lesser of (i) the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties or (ii) 1%.  As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

4.                                      Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1                   It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2                   It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement.  It will as soon as reasonably possible notify the Fund in the event of any material change in its status as a registered transfer agent.  Notwithstanding any other provision of this Agreement, the loss or expiration of the Transfer Agent’s registration as a transfer agent will constitute a material breach of this Agreement and any cure period and/or early termination fee shall be waived.

4.3                   It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4                   It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the Services contemplated in this Agreement.

4.5                     All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6                   It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7                   It is entering into this Agreement and provision of the Services does not violate any other obligations it may have.

4.8                   It shall at all times employ a current version of a leading commercially available virus detection software program that employs regular updates to test the hardware and software applications used by it to deliver the Services for the presence of any computer code designed to disrupt, disable, harm or otherwise impede the operation of such hardware or software.

4.9                   The Transfer Agent will (a) comply with all applicable anti-corruption laws; and (b) not knowingly, accept from, or provide to the Fund, its directors, officers or employees, or any public official, any unlawful payment, unlawful compensation or other unlawful remuneration, be it monetary or other thing of value, in connection with the negotiation, execution, or performance of this Agreement.  A breach of the foregoing provision shall be considered cause for termination of this Agreement under Section 12.7 and the Transfer Agent waives the cure period that would otherwise apply to such breach under that Section.  The Transfer Agent shall maintain policies and procedures reasonably designed to promote and achieve compliance with this requirement.

The Transfer Agent will notify the Fund promptly if any of the representations and warranties above ceases to be true.

5.                                      Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1                   It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2                   It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3                   All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4                   It is an open-end management investment company registered with the U.S. Securities and Exchange Commission under the 1940 Act.

5.5                   A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale by the Fund.

The Fund will notify the Transfer Agent promptly if any of the representations and warranties above ceases to be true.

6.                                      Wire Transfer Operating Guidelines

6.1                   Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the authorized parties for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer.  The Transfer Agent shall execute payment orders in compliance with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.3                   Account Numbers.  The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4                   Rejection.  So long as it is in compliance with the Fund’s prospectus and Section 22 of the Investment Company Act of 1940, the Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5                   Cancellation Amendment.  The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.  However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied other than due to its negligence, bad faith, or willful misconduct.

6.6                   Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received.

6.7                   Interest.  The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8                   ACH Credit Entries/Provisional Payments.  When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9                   Confirmation.  Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back.  The Fund must report any objections to the execution of an order within thirty (30) days.

7.                                      Data Access and Proprietary Information

7.1                   The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund ‘s ability to access certain Fund -related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”)

constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Fund.  The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a)         Use such programs and databases (i) solely from equipment at locations agreed to between the Fund and the Transfer Agent and (ii) solely in accordance with the Transfer Agent’s applicable user documentation as provided to the Fund;

(b)         Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c)          Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)         Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)          Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f)           Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2                   Proprietary Information shall not include all or any portion of any of the foregoing items that:  (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3                   The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement may cause the Transfer Agent immediate, substantial and irreparable harm, the value of which may be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4                   If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use its best endeavors in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

7.5                   If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6                   Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7.  The obligations of this Section shall survive any earlier termination of this Agreement.

7.7                   DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES (OTHER THAN AS SET FORTH IN THIS AGREEMENT), WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.                                      Indemnification

8.1                   The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and with respect to Section 1.2 and Section 8.1(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, documented counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a)         All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)         The Fund’s lack of good faith, negligence or willful misconduct;

(c)          The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; and (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)         The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)          The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

(f)           The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; or

(g)          Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2                   To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, the Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against any losses, damages, costs, charges, documented counsel fees (including the defense of any lawsuit in which the Fund or affiliate is a named party), payments, expenses and liability asserted against or incurred by the Fund arising out of or attributable to claims by third parties arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance of its services hereunder.

8.3                   In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The party controlling the defense of such claim shall in no case, without the prior written consent of the other party hereto, settle, confess any claim, make any compromise, or consent to the entry of any judgment in any commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the indemnified party and indemnifying party from all liability arising out of such commenced or threatened claim or action; and (ii) is solely monetary in nature and does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, the indemnified party or the indemnifying party or otherwise adversely affect any indemnified party or indemnifying party.

8. 4                As-of Adjustments.

(a)   The Transfer Agent and the Funds will discuss the Transfer Agent accepting liability for an “as of” loss on a case-by-case basis unless Transfer Agent assumes liability without the necessity of a discussion between the parties.  Subject to such discussion, the Transfer Agent will accept financial responsibility for a particular situation resulting in a financial loss to a Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable.  A loss will be deemed “material” for purposes of this Section when (i) it results in a pricing error on a particular transaction which equals or exceeds one-half cent ($0.005) per share; or (ii) taken together with the accumulated, unreimbursed net loss of all “as-of” transactions caused solely by the Transfer Agent to the affected Portfolio during such year, results in an impact to a particular price that equals or exceeds one half cent ($.005) per share.

(b)  With respect to a single transaction, if the net effect of an “as of” transaction that is determined to be caused solely by the Transfer Agent is negative and exceeds the materiality threshold set forth above, then the Transfer Agent shall promptly contact the Funds.  The Transfer Agent will work with the Funds to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required.  These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund.  The Funds agree to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions.  When such re-pricing and re-processing is not possible or the affect of re-pricing or re-processing still results in a loss that exceeds the materiality threshold, the Transfer Agent will make payment to the custodian or Funds at the Fund’s direction.  The Funds agree that in connection with determining the loss with respect to an “as of” transaction, the Transfer Agent shall be permitted to net gains in one class of the Fund against losses in another class of the Fund when there are related transactions across such classes.

(c)  At the end of each calendar year, if the net effect of accumulated, unreimbursed, “as of” transactions caused solely by the Transfer Agent across all classes of a Portfolio is negative and equals or exceeds $25,000, the Transfer Agent shall promptly make a payment to the Fund, in such amount as necessary to reduce the net effect of such Transfer Agent-caused “as of” losses below the $25,000 threshold.  If a Portfolio has a net gain position at the end of the calendar year, the gain may be used to offset net losses of other classes of the same Portfolio, except as otherwise may be agreed by the parties.

(d)  The Transfer Agent’s aggregate liability with respect to “as of” losses under the foregoing provisions shall not exceed twenty-four (24) months of service fees during any calendar year of this Agreement.  The Transfer Agent shall make all payments that are deemed to be required under this Section 8.4 within thirty (30) days of the parties’ mutual agreement as to (i) the Transfer Agent’s responsibility hereunder and (ii) the amount of such payment.

(e)          At the end of each calendar year, any gains not applied to off-set losses will be paid to the Funds.

8.5                   The Funds shall not be responsible for, and the Transfer Agent shall indemnify and hold the Funds harmless from and against any and all losses, damages, costs, charges, documented counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent’s:

(a)         Failure to abide by the Standard of Care;

(b)         all Claims brought against the Funds to the extent such action is based upon, any claim that any part of the services or products provided by the Transfer Agent infringes upon any patent, copyright, trademark, service mark, or any trade secret or other proprietary right of a third party (an “Infringement”); provided that the Transfer Agent is promptly notified in writing of any such claim; and provided further that the Transfer Agent shall have the right to defend against said claim in its own name in accordance with the provisions of Section 8.3.

Further, in the event of any such claim, litigation or threat thereof, the Transfer Agent may, in its sole and absolute discretion, either:

(i)                                     Procure for the right to continue to use or receive such service or product at no additional cost to the Fund Indemnitees; or

(ii)                                  Replace or modify such service or product to make it non-infringing without materially affecting the functionality and performance of such service or product; or

(iii)                               If option (i) or (ii), above, are not reasonably available, terminate this Agreement, or in the alternative, the Transfer Agent may only partially terminate this Agreement solely with respect to the allegedly infringing functionality if that infringing function (the “Non-Critical Functionality”) can be eliminated from the service or product without materially affecting the remaining functionality and performance of the service or product available to the Funds.

9.                                      Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use all commercially reasonable efforts in performing the services under this Agreement.  The Transfer Agent assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct.  Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during the twenty-four (24) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought.  The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions by the Transfer Agent’s employees.  For purposes of this Section 9, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Fund.  In the event that a claim giving rise to liability by the Transfer Agent occurs prior to the completion of the first twenty-four (24) months of the Agreement, the foregoing liability limitation shall be calculated by adding: (1) the amounts actually paid hereunder for such period by the Fund to the Transfer Agent as fees and charges, but not including reimbursable expenses; and (2) an amount equal to (x) an average monthly fee (determined based on the actual fees received and number of months that have passed as of the calculation date) multiplied by (y) the number of months remaining to reach twenty-four (24) months.

10.                               Confidentiality

10.1            The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Fund during performance under this Agreement.  The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns.  In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.  The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

10.2            For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) Customer Information (as defined below) and all information that the Fund is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information:  all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems (or to the business, systems or operations of the Transfer Agent’s affiliates.

10.3            For purposes of this Agreement, “Customer Information” means all the personally identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, social security numbers, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service.  For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”).  This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

10.4            The Transfer Agent will use the Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) the instructions of the Funds, (iii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iv) federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.  The Transfer Agent will implement and maintain an appropriate written information security program, the terms of which shall meet or exceed the requirements for financial institutions under 17 CFR 248.30, and which shall include appropriate technical and organizational measures to (a) ensure the security and confidentiality of all information provided to it by the Funds, including Customer Information, (b) protect against any threats or hazards to the security or integrity of information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing and (c) prevent such unauthorized access to, use or disclosure of the information.

10.5            The Transfer Agent will, as soon as reasonably possible, notify the Funds in writing if it becomes aware of (a) any disclosure or use of any information by it or any of its representatives in breach of this Section 10, (b) any request for disclosure or inquiry regarding the information from a third party (other than for routine subpoenas or trustee writs for shareholder information) or (c) any change in applicable law that is likely to have a substantial adverse effect on Transfer Agent’s ability to comply with this Section 10.

10.6            In the event that any requests or demands are made for the inspection of the records of the Fund, the Transfer Agent will promptly notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection.  The Transfer Agent expressly reserves the right, however, to exhibit the Fund’s records to any person whenever it is advised by counsel that it is legally compelled to exhibit the records to such person.  In the event that the Transfer Agent is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce such records of the Fund or the Transfer Agent’s personnel as witnesses, the Fund agrees to pay any extraordinary fees and expenses the Transfer Agent incurs in responding to such request, order or requirement.

11.                               Covenants of the Fund and the Transfer Agent

11.1            The Fund shall promptly furnish to the Transfer Agent the following:

(a)         A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)         A copy of the organizational documents of the Fund and all amendments thereto.

11.2            The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3            Records.  The Transfer Agent shall prepare and keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a Transfer Agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in IRS regulations with respect to any services as information reporting and withholding agent for the Funds, in each case as such regulations may be amended from time to time; and (ii) its record retention policies.  The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under 1940 Act.  Records maintained by the Transfer Agent on behalf of the Funds are the property of the Funds and shall be made available for reasonable examinations by the Funds’ governmental regulators upon reasonable request and shall be preserved and maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

11.4            Compliance Program.  The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund.  Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act.  The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

11.5            SSAE16 Reports.  The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

11.6            Information Security.  The Transfer Agent has implemented and maintains at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the Effective Date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements.  The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act.  The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards

11.7            In the event that Transfer Agent learns or has reason to believe that (i) Confidential Information has been disclosed or accessed by an unauthorized party, (ii) Transfer Agent’s facilities associated with such Confidential Information has been accessed by an unauthorized party or (iii) Confidential Information has otherwise been lost or misplaced, Transfer Agent will as soon as possible give notice of such event to the Fund.

11.8            In the event that Transfer Agent learns or has reason to believe that there (i) has been a breach of its security standards, or (ii) is a weakness in Transfer Agent’s security practices or systems, in each instance irrespective of cause, to the extent such breach or weakness could reasonably be expected to (y) allow unauthorized access to Confidential Information or Transfer Agent’s facilities associated with such Confidential Information or (z) adversely impact the facilities, software or Services, Transfer Agent will promptly give notice of such event to the Fund.

11.9            Furthermore, Transfer Agent acknowledges that upon unauthorized access to or acquisition of personal, nonpublic information within Transfer Agent custody or control (a “Security Event”), the law may require that Transfer Agent notify the individuals whose information was accessed or disclose that a Security Event has occurred.  Transfer Agent must notify the Fund as soon as possible if Transfer Agent learns or has reason to believe a Security Event has occurred. Except to the extent prohibited by mandatory applicable law, Transfer Agent agrees that it will not notify any individual until Transfer Agent first consults with the Fund and the Fund has had an opportunity to review the notification Transfer Agent proposes to issue to individuals and given its express consent to the same.  The reasonable cost, as mutually agreed upon by the Fund and the Transfer Agent, of providing required notifications to individuals impacted by such Security Event shall be borne by Transfer Agent.

11.10     The notices required under Sections 11.7, 11.8 and 11.9 above shall be given in accordance with Section 16.14 below (“Notices”).  Such notice shall contain material details of the security issue that are known at the time of notification, subject to a request by law enforcement or other government agency to withhold such notice.  Transfer Agent shall (i) promptly take appropriate steps to contain and control the security issue to prevent unauthorized access or further unauthorized access (as applicable) to or misuse of the Confidential Information, facilities, software or Services; and (ii) continue to provide information relating to the investigation and resolution of the security issue until it has been resolved.  Transfer Agent will maintain appropriate processes for evidence collection, analysis and remediation of any security related incident as well as postmortems and resulting actions taken or proposed with timelines for completion and will make such information available to the Fund at its request.  Transfer Agent will also cooperate fully with the Fund or its investigator in investigating and responding to each successful security breach including allowing reasonable access to Transfer Agent’s facility by the Fund or its investigator to investigate.

11.11     Business Continuity.  The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund.  The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test.  Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

12.                               Termination of Agreement

12.1            Term.  The initial term of this Agreement (the “Initial Term”) shall be five (5) years from the date first stated above (the “Initial Term”).  This Agreement shall automatically extend for one additional, successive two (2) year term (the “Renewal Term”) unless terminated as of the end of the Initial Term by the Fund on not less than twelve months written notice to the Transfer Agent.  Thereafter the Agreement shall continue for successive periods of one year (each an “Extension Period”) unless terminated by the Transfer Agent or the Fund upon one hundred twenty (120) days before the expiration of such Extension Period.  As used hereinafter, “Term” shall refer to the then current duration during which this Agreement is in full force and effect, including the Initial Term, the Renewal Term and any Extension Period.  In the event a Fund wishes to terminate this Agreement as to the Fund prior to the expiration of the Initial Term or the Renewal Term, the Fund shall give the Transfer Agent one hundred twenty (120) days prior written notice and shall be subject to the terms of this Section, including the payments applicable under Section 12.3.  One hundred twenty (120) days before the expiration of the Initial Term, the Renewal Term or an Extension Period, the Transfer Agent and the Fund will agree upon a Fee Schedule for the Renewal Term or Extension Period.  In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6.  Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.2            Deconversion.  In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”).  Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties.  As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3            Termination or Non Renewal.

(a)  Outstanding Fees and Charges.  In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

(b) Deconversion Costs and Post-Deconversion Support Fees.  In the event of the termination or non-renewal of this Agreement, the Funds shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Funds request the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.  In the event that a termination of the Agreement by the Funds is due to Sections 12.5, or 12.6, the Transfer Agent shall waive its standard Deconversion costs with respect to the Funds; provided, however, such waiver shall not include any special programming or a custom Deconversion requested by the Funds.  The Deconversion shall be subject to a mutually agreed upon Statement of Work.

(c) Early Termination Fee.  In the event that the Funds terminate this Agreement prior to the five (5) year anniversary of the Effective Date (the “Anniversary Date”), other than due to the Transfer Agent’s bankruptcy under Section 12.6, or for cause under Section 12.7, or under Section 4.2 in the event the Transfer Agent ceases to be a registered transfer agent under the 1934 Act, or under Section 4.9 in the event the Transfer Agent violates clauses (a) or (b) of that Section, the Funds shall pay to the Transfer Agent an early termination fee (the “Early Termination Fee”), the amount of which shall be determined as follows:

(i) if the Agreement is terminated in months one (1) through twenty-four (24) after the Effective Date, the Early Termination Fee shall be equal to thirty-six (36) months of compensation (based upon the average monthly compensation previously earned by the Transfer Agent under this Agreement during the twelve (12) months immediately preceding the Funds’ notice of termination, but not including reimbursable expenses);

(ii) if the Agreement is terminated in months twenty-five (25) through thirty-six (36) after the Effective Date, the Early Termination Fee shall be equal to twenty-four (24) months of compensation (based upon the average monthly compensation previously earned by the Transfer Agent under this Agreement during the twelve (12) months immediately preceding the Funds’ notice of termination, but not including reimbursable expenses);and

(iii) if the Agreement is terminated in months thirty-seven (37) through sixty (60) after the Effective Date, the Early Termination Fee shall be equal to twelve (12) months of compensation (based upon the average monthly compensation previously earned by the Transfer Agent under this Agreement during the twelve (12) months immediately preceding the Funds’ notice of termination, but not including reimbursable expenses).

For the avoidance of doubt, the Early Termination Fee with respect to a Fund or Portfolio shall be calculated using the period from the Effective Date of the Agreement to the date of termination with respect to that Fund or Portfolio notwithstanding the fact that such Fund or Portfolio was not a party to the Agreement on the date of execution of the Agreement.

The Early Termination Fee and any amounts under Section 12.4(a) and (b) above will be due and payable on the business day immediately prior to the completion of the Deconversion or the termination of services under this Agreement.

For the avoidance of doubt, the parties agree that no Early Termination Fee shall be required under Section 12.3(c) of the Agreement in connection with the termination of the Agreement with respect to a particular Fund or Portfolio if such termination is due to:

(a)  the merger of such Fund or Portfolio into, or the consolidation of such Fund or Portfolio with, another entity, so long as (i) this Agreement continues with respect to the remainder of the Funds, and either (ii) the Transfer Agent is retained to continue to provide services to such merged Fund, Portfolio or its successor on substantially the same terms as this Agreement, or (iii) such Fund or Portfolio is merged or consolidated with another Fund or Portfolio serviced under this Agreement;

(b) the sale by such Fund or Portfolio of all, or substantially all, of its assets to another entity, so long as (i) this Agreement continues with respect to the remainder of the Funds, and either (ii) the Transfer Agent is retained to provide services to such successor Fund or Portfolio on substantially the same terms as this Agreement or (iii) the assets of such Fund or Portfolio are sold to another Fund or Portfolio serviced under this Agreement; or

(c) the liquidation of such Fund or Portfolio and distribution of such Fund or Portfolio’s assets as a result of a determination by the Board of Directors of such Fund or Portfolio, in its reasonable business judgment, that such Fund or Portfolio is no longer viable, so long as this Agreement continues with respect to the remainder of the Funds.

The parties further agree that the termination of the Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

The amounts set forth in paragraphs (a) and (b) above, shall become due and payable and shall be paid by the Fund on the business day immediately prior to the Deconversion.  The amounts set forth in paragraphs (a) and (b) above shall be invoiced as incurred and paid promptly by the Fund in accordance with Section 3.4.

12.4                              Confidential Information.  Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information (including all Customer Information) received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5                        Unpaid Invoices.  The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after its due date, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

12.6                  Bankruptcy.  Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days and (where the Fund is the subject of such action), the Fund is unable to meet its payment obligations hereunder.

12.7    Cause.  If one of the parties hereto shall be materially in default in the performance of any of its duties and obligations under this Agreement (the “Defaulting Party”) or in breach of any of its representations and warranties, the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default.  The Non-Defaulting Party shall have a right to terminate this Agreement in the event: (i) the Defaulting Party has either (a) failed to cure such material default, or (b) failed to establish a remedial plan to cure such material default that is reasonably acceptable to the Non-Defaulting Party, within sixty (60) days of its receipt of the Non-Defaulting Party’s written notice of such breach or such longer period of time as the parties may agree upon, or (ii) the Defaulting Party has committed repeated defaults over a twelve (12) month period, that taken together materially and adversely affect the Funds.  The Non-Defaulting Party may exercise such right to terminate, within ninety (90) days of the date on which such right of termination first commenced, by providing the Defaulting Party with one hundred and twenty (120) days written notice of such termination.

12.8            The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.10           Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice.  If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit, subject to the confidentiality obligations set out herein.  The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund.  The Transfer Agent may keep one copy of certain Fund related records to the extent, and for such period, as may be legally required in order to comply with regulatory requirements applicable to the Transfer Agent, as discussed under Section 11.3.

13.                               Assignment and Third Party Beneficiaries

13.1            Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2            Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3            This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund other than as provided in Section 14.1 below and Schedule 1.1(f).  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.                               Subcontractors

14.1            The Funds acknowledge and agree that the Transfer Agent intends to subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions.  The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.  The Transfer Agent shall not provide the services hereunder from service locations outside of the United States without the prior consent of the Funds.

14.2            Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for actions or omissions to act of, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided that, if the Transfer Agent selected such unaffiliated third party it exercised due care in selecting the same.

15.                               Changes and Modifications

15.1            During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund; however, if there are substantial system improvements, revisions or modifications to the TA2000 System necessitated by changes in existing laws, rules or regulations, the parties shall confer, diligently and in good faith, to agree upon new fees to cover any such modifications.

15.2                  The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

15.3                  All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.                               Miscellaneous

16.1            Amendment.  This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

16.2            New York Law to Apply.  This Agreement shall be will be governed by and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its choice of laws principles.. The parties hereby irrevocably consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the Borough of Manhattan, New York City for the purposes of adjudicating any matter arising from or in connection with this Agreement and any Task Order. THE PARTIES UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, OR ANY DEALINGS BETWEEN THEM ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS.

16.3            Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes to the extent that the party has (where relevant) complied with its own business continuity procedures.

16.4            Consequential Damages.  Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5            Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6            Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7             Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8            Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9            Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10           Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.        Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12           No Publicity.  Transfer Agent agrees not to disclose the identity of the Fund or its affiliates or any of their directors, officers, managers, employees, consultants or agents as a customer or prospective customer of Transfer Agent or the existence or nature of this Agreement.  Without limiting the generality of the foregoing, Transfer Agent will not use, in advertising, publicity or otherwise, the name of the Fund or its affiliates or any of their directors, officers, managers, employees, consultants or agents or any trade name, trademark, service mark, logo or symbol of the Fund or its affiliates.

16.13                 Insurance.  Transfer Agent will obtain and maintain in full force and effect during the term of this Agreement, the insurance coverage in the minimum amounts and on the terms set forth in Schedule 16 attached hereto.  All insurance required hereunder to be carried by Transfer Agent (as well as any approved subcontractors or agents) will be with sound and reputable insurers.  Nothing in this Section 16.13 (“Insurance”) will be construed as limiting Transfer Agent’s liability to the Fund.  The mere purchase and existence of insurance does not reduce or release Transfer Agent from any liability incurred or assumed within the scope of this agreement.  Transfer Agent’s failure to maintain insurance will not relieve it of liability under this agreement

16.14           Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)                                 If to the Transfer Agent, to:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169-0953

Attention: General Counsel, Legal Department

Facsimile: 617-483-7091

(b)                                 If to the Funds, to:

Morgan Stanley Investment Management Inc.

522 Fifth Avenue

New York, New York 10036

Attention: General Counsel, Legal Department

A copy (which will not constitute notice hereunder) of any notice given by Transfer Agent to the Fund will likewise be sent to:

Morgan Stanley & Co. LLC
Attn: Technology, Intellectual Property & E-Commerce Law Group
1221 Avenue of the Americas
New York, NY 10020

17.                               Additional Portfolios/Funds

17.1            Additional Portfolios.  In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2            Additional Funds.  In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

17.3            Conditions re: Additional Funds/Portfolios.  In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least sixty (60) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be determined in accordance with Section 3.1.

18.                               Limitations of Liability of the Trustees and Shareholders

In the case where the Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY
AND NOT JOINTLY, AS LISTED ON SCHEDULE A

	By:	/s/ Francis Smith

	Name:	Francis Smith

	Title:	Treasurer
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A
ATTEST:

/s/ Robert Serafin

BOSTON FINANCIAL DATA SERVICES, INC.

	By:	/s/ Richard J. Ahl

	Name:	Richard J. Ahl

	Title:	COO

ATTEST:

/s/ Kimberly Gross

SCHEDULE A

(as of April 30, 2015)

Type of Entity:	Jurisdiction
			Morgan Stanley Institutional Fund Trust — 9 underlying funds:
Trust	PA	1	Morgan Stanley Institutional Fund Trust — Global Strategist Portfolio
Trust	PA	2	Morgan Stanley Institutional Fund Trust — Core Fixed Income Portfolio
Trust	PA	3	Morgan Stanley Institutional Fund Trust — Core Plus Fixed Income Portfolio
Trust	PA	4	Morgan Stanley Institutional Fund Trust — Corporate Bond Portfolio
Trust	PA	5	Morgan Stanley Institutional Fund Trust — High Yield Portfolio
Trust	PA	6	Morgan Stanley Institutional Fund Trust — Limited Duration Portfolio
Trust	PA	7	Morgan Stanley Institutional Fund Trust — Mid Cap Growth Portfolio
Trust	PA	8	Morgan Stanley Institutional Fund Trust — Strategic Income Portfolio
Trust	PA	9	Morgan Stanley Institutional Fund Trust — Global Multi-Asset Income Portfolio
			Morgan Stanley Institutional Fund, Inc. — 27 underlying funds:
Fund	MD	1	Morgan Stanley Institutional Fund, Inc. — Active International Allocation Portfolio
Fund	MD	2	Morgan Stanley Institutional Fund, Inc. — Advantage Portfolio
Fund	MD	3	Morgan Stanley Institutional Fund, Inc. — Asian Equity Portfolio
Fund	MD	4	Morgan Stanley Institutional Fund, Inc. — Emerging Markets Domestic Debt Portfolio
Fund	MD	5	Morgan Stanley Institutional Fund, Inc. — Emerging Markets External Debt Portfolio
Fund	MD	6	Morgan Stanley Institutional Fund, Inc. — Emerging Markets Leaders Portfolio
Fund	MD	7	Morgan Stanley Institutional Fund, Inc. — Emerging Markets Portfolio
Fund	MD	8	Morgan Stanley Institutional Fund, Inc. — Frontier Emerging Markets Portfolio
Fund	MD	9	Morgan Stanley Institutional Fund, Inc. — Global Advantage Portfolio
Fund	MD	10	Morgan Stanley Institutional Fund, Inc. — Global Discovery Portfolio
Fund	MD	11	Morgan Stanley Institutional Fund, Inc. — Global Franchise Portfolio
Fund	MD	12	Morgan Stanley Institutional Fund, Inc. — Global Infrastructure Portfolio
Fund	MD	13	Morgan Stanley Institutional Fund, Inc. — Global Insight Portfolio
Fund	MD	14	Morgan Stanley Institutional Fund, Inc. — Global Opportunity Portfolio
Fund	MD	15	Morgan Stanley Institutional Fund, Inc. — Global Quality Portfolio
Fund	MD	16	Morgan Stanley Institutional Fund, Inc. — Global Real Estate Portfolio
Fund	MD	17	Morgan Stanley Institutional Fund, Inc. — Growth Portfolio
Fund	MD	18	Morgan Stanley Institutional Fund, Inc. — Insight Portfolio
Fund	MD	19	Morgan Stanley Institutional Fund, Inc. — International Advantage Portfolio
Fund	MD	20	Morgan Stanley Institutional Fund, Inc. — International Equity Portfolio
Fund	MD	21	Morgan Stanley Institutional Fund, Inc. — International Opportunity Portfolio
Fund	MD	22	Morgan Stanley Institutional Fund, Inc. — International Real Estate Portfolio
Fund	MD	23	Morgan Stanley Institutional Fund, Inc. — International Small Cap Portfolio
Fund	MD	24	Morgan Stanley Institutional Fund, Inc. — Multi-Asset Portfolio
Fund	MD	25	Morgan Stanley Institutional Fund, Inc. — Opportunity Portfolio
Fund	MD	26	Morgan Stanley Institutional Fund, Inc. — Small Company Growth Portfolio
Fund	MD	27	Morgan Stanley Institutional Fund, Inc. — US. Real Estate Portfolio
			Universal Institutional Funds, Inc. — 11 underlying funds:
Fund	MD	1	Universal Institutional Funds, Inc. — Core Plus Fixed Income Portfolio
Fund	MD	2	Universal Institutional Funds, Inc. — Emerging Markets Debt Portfolio
Fund	MD	3	Universal Institutional Funds, Inc. — Emerging Markets Equity Portfolio
Fund	MD	4	Universal Institutional Funds, Inc. — Global Franchise Portfolio
Fund	MD	5	Universal Institutional Funds, Inc. — Global Infrastructure Portfolio
Fund	MD	6	Universal Institutional Funds, Inc. — Global Real Estate Portfolio
Fund	MD	7	Universal Institutional Funds, Inc. — Global Strategist Portfolio
Fund	MD	8	Universal Institutional Funds, Inc. — Growth Portfolio
Fund	MD	9	Universal Institutional Funds, Inc. — Mid Cap Growth Portfolio
Fund	MD	10	Universal Institutional Funds, Inc. — Small Company Growth Portfolio
Fund	MD	11	Universal Institutional Funds, Inc. — US Real Estate Portfolio
Fund	MD		Morgan Stanley European Equity Fund Inc.
Fund	MD		Morgan Stanley Liquid Asset Fund Inc.
			Morgan Stanley Institutional Liquidity Funds — 7 underlying funds:
Trust	MA	1	Morgan Stanley Institutional Liquidity Funds — Government Portfolio
Trust	MA	2	Morgan Stanley Institutional Liquidity Funds — Government Securities Portfolio

Schedule A-1

Type of Entity:	Jurisdiction
Trust	MA	3	Morgan Stanley Institutional Liquidity Funds — Money Market Portfolio
Trust	MA	4	Morgan Stanley Institutional Liquidity Funds — Prime Portfolio
Trust	MA	5	Morgan Stanley Institutional Liquidity Funds — Tax-Exempt Portfolio
Trust	MA	6	Morgan Stanley Institutional Liquidity Funds — Treasury Portfolio
Trust	MA	7	Morgan Stanley Institutional Liquidity Funds — Treasury Securities Portfolio
			Morgan Stanley Select Dimensions Investment Series — 2 underlying funds:
Trust	MA	1	Morgan Stanley Select Dimensions Investment Series — Mid Cap Growth Portfolio
Trust	MA	2	Morgan Stanley Select Dimensions Investment Series — Money Market Portfolio
			Morgan Stanley Variable Investments Series — 5 underlying funds:
Trust	MA	1	Morgan Stanley Variable Investment Series — European Equity Portfolio
Trust	MA	2	Morgan Stanley Variable Investment Series — Income Plus Portfolio
Trust	MA	3	Morgan Stanley Variable Investment Series — Limited Duration Portfolio
Trust	MA	4	Morgan Stanley Variable Investment Series — Money Market Portfolio
Trust	MA	5	Morgan Stanley Variable Investment Series — Multi Cap Growth Portfolio
Trust	MA		Active Assets California Tax-Free Trust
Trust	MA		Active Assets Government Securities Trust
Trust	MA		Active Assets Institutional Government Securities Trust
Trust	MA		Active Assets Institutional Money Trust
Trust	MA		Active Assets Money Trust
Trust	MA		Active Assets Tax-Free Trust
Trust	MA		Morgan Stanley Mortgage Securities Trust
Trust	MA		Morgan Stanley California Tax-Free Daily Income Trust
Trust	MA		Morgan Stanley Global Fixed Income Opportunities Fund
Trust	MA		Morgan Stanley Limited Duration U.S. Government Trust
Trust	MA		Morgan Stanley Multi Cap Growth Trust
Trust	MA		Morgan Stanley New York Municipal Money Market Trust
Trust	MA		Morgan Stanley Tax-Free Daily Income Trust
Trust	MA		Morgan Stanley US Government Money Market Trust
Trust	MA		Morgan Stanley US Government Securities Trust
			AIP Series Trust—2 underlying funds:
Trust	DE	1	AIP Dynamic Alternative Strategies Fund
Trust	DE	2	AIP Dynamic Alpha Capture Fund

Schedule A-2

SCHEDULE 1.1(f)

AML DELEGATION

Dated: April 1, 2013

1.                                      Delegation.

1.1                   In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities and terrorist financing; and (ii) assist in the verification of persons opening accounts with the Fund.  The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2                   Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures.  The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.1(f) bearing a later date than the date hereof.

1.3                   The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.                                      Consent to Examination.  In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.                                      Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.  Additionally, the parties acknowledge and agree that the Transfer Agent shall

Schedule 1.1(f) - 1

SCHEDULE 1.1(f)

AML DELEGATION

Dated:  April 1, 2013

only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, which includes the registration for accounts opened through NSCC/FundSERV.

4.                                      AML Procedures(1)

4.1                   Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, which includes the registration for accounts opened through NSCC/FundSERV, the Transfer Agent shall:

(a)         On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database,  and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)         Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)          On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)         Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 30 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 30 days of address change);

(e)          Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)           Review accounts with small balances followed by large purchases;

(g)          Review accounts with frequent activity within a specified date range followed by a large redemption;

(1)  The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Schedule 1.1(f) - 2

SCHEDULE 1.1(f)

AML DELEGATION

Dated: April 1, 2013

(h)         Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)             In consultation with the Fund’s AML Compliance Officer, determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)            Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k)         (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency.  If Transfer Agent is unable to obtain or verify customer identification information, notify the Fund’s AML Compliance Officer;

(l)             Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).

(m)  On an on-going basis, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(n) Commencing on or before the date as determined by FinCEN, create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

(o) Conduct appropriate initial AML training for new Transfer Agent associates and ongoing annual AML training for existing associates.

Schedule 1.1(f) - 3

(p) Provide the Fund with a written audit report summary of the Transfer Agent’s annual AML external auditor’s compliance report (currently known as Building Compliance Confidence”).

4.2      In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund’s AML Compliance Officer prior to filing, unless prohibited by applicable law.

EACH OF THE ENTITIES, INDIVIDUALLY		BOSTON FINANCIAL DATA SERVICES,
AND NOT JOINTLY, AS LISTED ON		INC.
SCHEDULE A

By:	/s/ Francis Smith	By:	/s/ Richard J. Ahl

Name:	Francis Smith	Name:	Richard J. Ahl

Title:	Treasurer	Title:	COO
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

Schedule 1.1(f) - 4

SCHEDULE 1.1(y)

OMNIBUS TRANSPARENCY SERVICES

Dated:April 1, 2013

A.                                    The Funds shall provide the following information to the Transfer Agent:

1.              The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.              The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;

3.              The frequency of supplemental data requests from the Transfer Agent;

4.              The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.              The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.                                   Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:

1.              Financial Intermediary Surveillance Schedules.

(a)                                 Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)                                 Initiate information requests to the Financial Intermediaries.

2.              Data Management Monitoring

(a)                                 Monitor status of information requests until all supplemental data is received.

(b)                                 If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.              Customized Reporting for Market Timing Analysis

(a)                                 Run information received from the Financial Intermediaries through TA2000 System functionalities.

(b)                                 Generate exception reports using parameters provided by the Funds.

4.              Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)                                 Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

Schedule 1.1(i) - 1

(b)                                 Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)                                  Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.              Communication and Resolution of Market Timing Exceptions

(a)                                 Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b)                                 Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)                                  Update AWD Work Object with comments detailing resolution.

(d)                                 Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.              Management Reporting

(a)                                 Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds.  As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.              Support Due Diligence Programs

(a)                                 Update system watch list with pertinent information on trade violators.

(b)                                 Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Schedule 1.1(i) - 2

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: April 1, 2013

1.                                      On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan.  Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund’s prospectus.  Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.                                      The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.                                      On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans.  In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1).  In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1).  The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4.                                      The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.  The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.                                      The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.                                      The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

Schedule 2.1 - 1

7.                                      The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its Shareholders.

8.                                      The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.                                      The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.                               The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.                               Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants.  With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

Schedule 2.1 - 2

SCHEDULE 16

Insurance Coverage

For as long as Transfer Agent is performing its obligations hereunder, Transfer Agent will continue to maintain in effect the minimum insurance coverage described below, provided that such coverage is available at a reasonable cost.  Transfer Agent shall provide the Funds with written notice of any modification which decreases coverage below these minimums or the termination of such coverage.  Such notice will be given within seven (7) days of Transfer Agent’s receipt of notice of such modification or termination.

Transfer Agent shall secure and maintain at its own expense insurance of the following types and amounts:

A.            Commercial General Liability Insurance in an amount of not less than $1,000,000 per occurrence, subject to a $2,000,000 aggregate covering, bodily injury (including death), personal injury, and property damage.  This policy shall include products/completed operations coverage.

B.            Workers’ Compensation in accordance with all federal and state statutory requirements and Employer’s Liability Insurance in an amount of not less than $500,000 per accident for bodily injury and $500,000 per employee/aggregate for disease. .

C.            Commercial Automobile Liability Insurance in an amount of not less than $1,000,000 combined single limit covering bodily injury (including death) and property damage for all owned, hired, and non-owned vehicles used by the Transfer Agent.

D.            Umbrella Liability Insurance with respect to subsections A, B, and C in an amount of not less than $10,000,000 combined single limit.

E.             Blanket Fidelity Bond of not less than $10,000,000 covering the dishonest acts of all Transfer Agent employees performing under this Agreement.

F.              Claims Made Annual Aggregate Errors and Omissions in an amount of not less than $1,000,000.

Schedule 16 - 1